Exhibit 99.(d)(4)

October 20, 2023

Voya Investment Management Co. LLC
Attention: Legal Department

230 Park Avenue

New York, NY 10169

To Whom it May Concern:

Pursuant to the Sub-Advisory Agreement between WisdomTree Digital Management, Inc. (the “Adviser”) and Voya Investment Management Co. LLC (the “Sub-Adviser”) dated July 1, 2022 (the “Agreement”), the Adviser hereby provides the Sub-Adviser with a new Appendix A, to the Investment Sub-Advisory Agreement, in the form attached hereto.

In particular, this amendment adds one Fund, the WisdomTree Government Money Market Digital Fund to Appendix A.

Sincerely,

William Peck

Chief Executive Officer

Acknowledged and agreed:

Voya Investment Management Co. LLC

Name:	Eileen Madden
Title:	MD, Head of Institutional Client Service & Relationship Management

WisdomTree Digital Management, Inc. 250 West 34th Street, 3rd Floor, New York, NY 10119 | 212-801-2080 Tel 212-801-2081 Fax

APPENDIX A TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

Fund	Strategy	Effective Date
WisdomTree Short-Term Treasury Digital Fund	U.S. Treasury Strategy	July 1, 2022
WisdomTree 3-7 Year Treasury Digital Fund	U.S. Treasury Strategy	December 13, 2022
WisdomTree 7-10 Year Treasury Digital Fund	U.S. Treasury Strategy	December 13, 2022
WisdomTree Long-Term Treasury Digital Fund	U.S. Treasury Strategy	December 13, 2022
WisdomTree Floating Rate Treasury Fund	U.S. Treasury Strategy	December 13, 2022
WisdomTree TIPS Digital Fund	U.S. Treasury Strategy	December 13, 2022
WisdomTree Government Money Market Digital Fund	Money Market Strategy	October 20, 2023

A-1